From:                      TROPICAL SPORTSWEAR INT'L CORPORATION
                           4902 West Waters Avenue, Tampa, FL 33634
                           Nasdaq National Market, Symbol: TSIC

Media Contact:             Hannah Arnold (212) 575-4545
                           Linden Alschuler & Kaplan, Inc.

Investor Contact:          Robin Cohan, Chief Financial Officer
                           & Treasurer
                           Tropical Sportswear Int'l Corporation
                           (813) 249-4900

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                                                                               For Immediate Release

                                 TROPICAL SPORTSWEAR INT'L REPORTS
                                   SALE OF TAMPA CUTTING FACILITY
                                                AND
                              SETTLEMENT WITH SWISS ARMY BRANDS, INC.

         TAMPA,  Florida,  November 15, 2004 Tropical  Sportswear Int'l Corporation ("TSI") (Nasdaq:
TSIC),  a designer  and  marketer of  high-quality  branded and retailer  private  branded  apparel, announced  today that it has sold its 110,000 sq. ft. cutting  facility  located at 4924 West Waters
Avenue in Tampa,  Florida.  The net cash proceeds of  approximately  $4.7 million were used to repay borrowings  under the  Company's  revolving  credit  line.  The  building  was  purchased by the EPR
INVESTMENTS, L.C., owner of Dean Guitars in Florida.

         Additionally,  TSI  announced  that it has signed a  Settlement  Agreement  with Swiss Army
Brands,  Inc.  regarding  the transfer of the  Victorinox(R)apparel  license.  Cash proceeds of $3.5 million were used to repay borrowings under the Company's revolving credit line.

         TSI is a designer  and  marketer of  high-quality  branded  and  retailer  private  branded apparel  products  that are sold to major  retailers  in all levels and  channels  of  distribution.
Primary product lines feature casual and  dress-casual  pants,  shorts,  denim jeans,  and woven and knit shirts.  Major owned brands include Savane(R),  Farah(R), Flyers(R), The Original Khaki Co.(R),
Bay to Bay(R), Two Pepper(R), Royal Palm(R), Banana Joe(R), and Authentic Chino Casuals(R). Licensed
brands  include Bill Blass(R) and Van Heusen(R).  Retailer  national  private brands that we produce include  Puritan(R), George(TM),  Member's Mark(R), Sonoma(R), Croft & Barrow(R), St. John's Bay(R),
Roundtree & Yorke(R), and White Stag(R). TSI  distinguishes itself by providing major retailers with comprehensive brand management programs  and uses  advanced  technology  to provide  retailers  with customer,  product  and  market analyses, apparel design, and merchandising consulting and inventory forecasting.

         This press  release  contains  forward-looking  statements,  which are  subject to the safe harbor created by the Private  Securities  Litigation Reform Act of 1995.  Management  cautions that these  statements  represent  projections  and estimates of future  performance  and involve certain
risks  and  uncertainties.   The  Company's  actual  results  could  differ  materially  from  those anticipated  in  these  forward-looking  statements  as  a  result  of  factors  including,  without limitation,  potential  negative effects from the sale of the cutting facility;  potential  negative effects from the  settlement of the  Victorinox(R)license  agreement  dispute and the  transition of this business to Swiss Army Brands,  Inc.;  potential  negative  effects of loan agreement  covenant violations  should  any occur;  and other risk  factors  listed  from time to time in the  Company's reports  (including  its Annual  Report on Form 10-K) filed with the U.S.  Securities  and  Exchange
Commission.  In  addition,  the  estimated  financial  results  for any  period  do not  necessarily indicate  the  results  that may be  expected  for any future  period,  and the  Company  assumes no obligation to update them.